Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Form 8-K of Clearwater Analytics Holdings, Inc. of our report dated March 3, 2025, relating to the consolidated financial statements of Enfusion, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

April 21, 2025